                                    Offer by

                             REHABCARE GROUP, INC.

                           To Purchase for Cash Up To
                       925,000 Shares of Its Common Stock

------------------------------------------------------------------------------
              THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
                 WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME,
              ON FEBRUARY 28, 1997 UNLESS THE OFFER IS EXTENDED
------------------------------------------------------------------------------


            RehabCare Group, Inc., a Delaware corporation (the "Company"), hereby invites the holders of its Common Stock, $.01 par value ("Shares"), including the associated preferred stock purchase rights (the "Rights"), of the Company to tender up to 925,000 Shares (constituting approximately 19.65% of the shares currently outstanding) at prices, net to the Seller in cash, not less than $20 nor in excess of $22 1/2 per Share, specified by holders tendering their Shares, subject to the terms and conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will determine the single purchase price, not less than $20 nor in excess of $22 1/2 per Share (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price sufficient to purchase 925,000 Shares (or such lesser number of Shares as are properly tendered) pursuant to the Offer. All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, net to the Seller in cash, subject to the terms and conditions of the Offer, including the proration provisions. All Shares acquired in the Offer will be acquired at the Purchase Price. Unless the Rights are redeemed by the Company or become separately tradeable prior to the Expiration Time (as defined herein), a tender of the Shares will also constitute a tender of the associated Rights. Unless the context requires otherwise, all references herein to the Shares shall include the associated Rights.

            The Shares are quoted on The Nasdaq National Market under the symbol "RHBC." On January 28, 1997, the last practicable trading day prior to the announcement of the Offer, the closing price per Shares as reported by The Nasdaq National Market was $19 1/2. Stockholders are urged to obtain current market quotations for these Shares. See Section 8.

            THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

           THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE TO TENDER.
SEE SECTION 3.
                              --------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                                COWEN & COMPANY

                              --------------------


January 31, 1997

                                  IMPORTANT

            Any stockholder wishing to accept the Offer and tender all or any portion of his Shares should either: (1) complete and sign the enclosed Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to Boatmen's Trust Company (the "Depositary"), and either mail or deliver the Stock certificates for such Shares to the Depositary or follow the procedure for book-entry delivery set forth in Section 3; or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares. Stockholders who desire to tender shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book entry transfer by the expiration of the Offer must tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

            TO PROPERLY TENDER SHARES, STOCKHOLDERS MUST PROPERLY COMPLETE THE ENCLOSED LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

            Questions and requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to Georgeson & Company Inc. (the "Information Agent") or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

           NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL, IF GIVEN OR MADE, SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.
                              --------------------

                             TABLE OF CONTENTS

Section                                                                    Page
-------                                                                    ----

 INTRODUCTION                                                                 1

 THE OFFER                                                                    2

   1.  Number of Shares; Proration                                            2

   2.  Extension of Offer; Termination; Amendment                             3

   3.  Procedures for Tendering Shares                                        4

   4.  Withdrawal Rights                                                      6

   5.  Purchase of Shares and Payment of Purchase Price                       7

   6.  Certain Conditions of the Offer                                        8

   7.  Source and Amount of Funds                                             9

   8.  Certain Information Concerning the Company                             9

   9.  Background and Purpose of the Offer; Certain Effects of the Offer     16

   10. Transactions and Arrangements Concerning Shares                       17

   11. Certain Federal Income Tax Consequences                               17

   12. Fees and Expenses                                                     19

   13. Miscellaneous                                                         20

TO THE STOCKHOLDERS OF REHABCARE GROUP, INC.:

                                INTRODUCTION

      RehabCare Group, Inc., a Delaware corporation (the "Company"), hereby invites the holders of its Common Stock, $.01 par value (the "Shares"), including the associated preferred stock purchase rights (the "Rights"), of the Company, to tender up to 925,000 Shares (constituting approximately 19.65% of the Shares currently outstanding) at prices, net to the Seller in cash, not less than $20 nor in excess of $22 1/2 per Share, as specified by stockholders tendering their Shares, subject to the terms and conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will determine the single purchase price, not less than $20 nor in excess of $22 1/2 per Share (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price sufficient to purchase 925,000 Shares (or such lesser number of Shares as are properly tendered) pursuant to the Offer. All Shares acquired in the Offer will be acquired at the Purchase Price. All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, net to the Seller in cash, subject to the terms and conditions of the Offer, including the proration provisions. The Company reserves the right, in its sole discretion, to purchase more than 925,000 Shares. Unless the Rights are redeemed by the Company or become separately tradeable prior to the Expiration Time (as defined herein), a tender of the Shares will also constitute a tender of the associated Rights. Unless the context requires otherwise, all references herein to the Shares shall include the associated Rights.

      THIS OFFER IS NOT CONDITIONED UPON THE TENDER OF ANY MINIMUM NUMBER OF SHARES BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

      If, before the Expiration Date (as defined in Section 1), more than 925,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are properly tendered at or below the Purchase Price and not withdrawn, the Company will accept Shares for purchase on a pro rata basis from all stockholders who properly tender Shares at or below the Purchase Price (with appropriate adjustments to avoid purchases of fractional Shares). See Section 1. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and not withdrawn and Shares not purchased because of proration, will be returned at the Company's expense to the stockholders who tendered such Shares.

      The Purchase Price will be paid to the tendering stockholder in cash for all Shares purchased. Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO A REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. The Company will pay all fees and expenses of Cowen & Company (the "Dealer Manager"), Boatmen's Trust Company (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") incurred in connection with the Offer. See
Section 12.

      THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER ALL OR ANY PORTION OF THEIR SHARES, OR AS TO THE PRICE AT WHICH THEY SHOULD TENDER. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE TO TENDER. STOCKHOLDERS SHOULD CONSIDER THAT THE COMPANY INTENDS TO SELECT THE LOWEST PURCHASE PRICE, NOT LESS THAN $20 NOR IN EXCESS OF $22 1/2 PER SHARE, THAT WILL ENABLE IT TO PURCHASE 925,000 SHARES (OR SUCH LESSER NUMBER OF SHARES AS ARE PROPERLY TENDERED) PURSUANT TO THE OFFER. SEE SECTION 5.

      The Board of Directors believes the Company's financial condition, outlook for continuing favorable cash generation and available credit facilities will allow it to reinvest in the business and to use its excess cash and debt capacity to fund the Offer. The Board of Directors believes that the purchase of Shares is an attractive use of the Company's financial resources and that the use of cash and borrowing to fund the Offering will result in a more efficient capital structure for the Company. Accordingly, the Board believes the Offer is consistent with the Company's long-term corporate goal of increasing stockholder value. Following completion of the repurchase, the Company will have ready access to sources of capital sufficient to fund investments in the business, including through attractive acquisition opportunities. At the same time, the Offer provides the Company's stockholders with the opportunity to sell a portion of their Shares (without the usual transaction costs associated with open-market sales), while retaining a continuing equity interest in the Company if they so desire.

      As of January 28, 1997, there were 4,707,598 Shares outstanding and 1,287,022 Shares issuable upon exercise of outstanding stock options under the Company's employee benefit plans. The 925,000 Shares that the Company is offering to purchase represent approximately 19.65% of the Shares outstanding as of January 28, 1997, and approximately 15.43% of the shares outstanding assuming exercise of outstanding stock options. The Shares are traded on The Nasdaq National Market under the symbol "RHBC." On January 29, 1997, the last practicable trading day prior to the announcement of the Offer, the closing price per share as reported by The Nasdaq National Market was $19 1/2. The Company urges stockholders to obtain current quotations of the market price of the Shares.

                                  THE OFFER

      1. NUMBER OF SHARES; PRORATION. Upon the terms and subject to the conditions of the Offer, the Company will purchase 925,000 Shares (approximately 19.65% of the total Shares outstanding as of January 28, 1997), or such lesser number of Shares as are validly tendered, (and not withdrawn in accordance with Section 4) on or prior to the Expiration Date at a price not less than $20 nor in excess of $22 1/2 per Share in cash. The term "Expiration Date" means 12:00 Midnight, Eastern Time, on Friday, February 28, 1997, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which time the Offer, as so extended by the Company, shall expire. For a description of the Company's right to extend, delay, terminate or amend the Offer, see Section 2. In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Purchase Price prior to the Expiration Date may be subject to proration. The proration period also expires on the Expiration Date.

      THE OFFER IS NOT CONDITIONED UPON THE TENDER OF ANY MINIMUM
NUMBER OF SHARES, BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS.  SEE
SECTION 6.

      In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares must specify the price, not less than $20 nor in excess of $22 1/2 per Share, at which they are willing to sell their Shares to the Company. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price that it will pay for Shares properly tendered pursuant to the Offer and not withdrawn, taking into account the number of Shares tendered and the prices specified by tendering stockholders. The Company intends to select the lowest Purchase Price, not less than $20 nor in excess of $22 1/2 per Share in cash, that will enable it to purchase 925,000 Shares (or such lesser number of Shares as are properly tendered) pursuant to the Offer. Shares properly tendered pursuant to the Offer at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and conditions of the Offer, including the proration provisions. The Company reserves the right to purchase more than 925,000 Shares pursuant to the Offer. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date.

      If (i) the Company increases or decreases the price to be paid for Shares, increases the number of Shares being sought and any such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire less than ten business days from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 12, the Offer will be extended for ten business days from and including the date of such notice. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Time.

      Priority of Purchases. Subject to the terms and conditions of the Offer, if more than 925,000 Shares (or such greater number of Shares as the Company elects to purchase) have been properly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares).

      Subject to the terms and conditions of the Offer, if less than 925,000 Shares (or such greater number of Shares as the Company elects to purchase) have been properly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, the Company will purchase at the Purchase Price all Shares so tendered.

      In the event that proration of tendered Shares is required, because of the difficulty in determining the number of Shares properly tendered and not withdrawn, the Company does not expect that it will be able to announce the final proration factor or to commence payment for any Shares purchased pursuant to the Offer until approximately ten business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent.

      On September 21, 1992, the Board of Directors of the Company declared a dividend distribution of one Right for each Share outstanding as of October 1, 1992, and for each Share of issued thereafter until the Rights become exercisable. Each Right, when exercisable, will entitle the holder to purchase from the Company one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock, $.10 par value, at a price of $35 per one one-hundredth of a share, subject to certain adjustments. The Rights are not currently exercisable and trade together with the Shares associated therewith. The Rights will not become exercisable or separately tradeable as a result of the Offer. Absent circumstances causing the Rights to become exercisable or separately tradeable prior to the Expiration Date, the tender of any Shares pursuant to the Offer will include the tender of the associated Rights. No separate consideration will be paid for such Rights pursuant to the Offer. Upon the purchase of Shares by the Company pursuant to the Offer, the sellers of the Shares so purchased will no longer own the Rights associated with such Shares.

      This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

      2. EXTENSION OF OFFER; TERMINATION; AMENDMENT. The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in
Section 6 shall have occurred or been determined by the Company to have occurred, (a) to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof no later than 10:00 A.M., Eastern Time, on the next business day after the previously scheduled Expiration Date, (b) to delay payment for any Shares, regardless of whether any Shares were theretofore accepted for payment, as the Company may deem necessary to consummate the Offer, and (c) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the Purchase Price to be paid for Shares or the number of Shares being sought in the Offer) by giving oral or written notice of such amendment to the Depositary and, as promptly as practicable thereafter, making a public announcement thereof. If (i) the Company increases or decreases the Purchase Price to be paid for Shares or the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, such increase exceeds two percent of the outstanding Shares and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this
Section 2, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight,

Eastern Time. The Company also expressly reserves the right, in its sole and absolute discretion, to terminate the Offer and not to accept for payment or pay for Shares upon the occurrence of any of the conditions specified in
Section 6 by giving oral or written notice of such termination to the Depositary and, as promptly as practicable thereafter, making a public announcement thereof. Without limiting the manner in which the Company may choose to make a public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than as required by applicable law (including Rule 13e-4(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")). The rights reserved by the Company in this paragraph are in addition to the Company's rights under Section 6. Payment for Shares accepted for payment pursuant to the Offer may be delayed in the event of proration due to the difficulty of determining the number of properly tendered Shares. See Sections 1 and 5.

      3.  PROCEDURES FOR TENDERING SHARES.

      Proper Tender of Shares. For shares to be tendered properly pursuant to the Offer, either (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to 12:00 midnight, Eastern Time, on the Expiration Date or (b) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, STOCKHOLDERS DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PURCHASE PRICE PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN INCREMENTS OF $.125) AT WHICH THEIR SHARES ARE BEING TENDERED. Stockholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. IN ORDER TO PROPERLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

      Signature Guarantees Method of Delivery. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder (which term, for purposes of this Section 3, includes any participant in The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book Entry Transfer Facilities") whose name appears on a security position listing as the holder of the Shares) appears on the certificate tendered therewith, and payment and delivery are to be made directly to such registered holder, or (ii) if Shares are tendered for the account of a member firm of a registered national securities exchange or the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office, branch or agency in the United States which is a member of one of the Stock Transfer Association's approved medallion programs (such as Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program) (each such entity, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution.

      In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book entry transfer of such Shares into the Depositary's account at one of the Book Entry Facilities), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE ELECTION AND RISK OF THE

TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

      Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding on payments made to stockholders for Shares purchased pursuant to the Offer, each stockholder who does not otherwise establish an exemption from such withholding must provide the Depositary with the stockholder's correct taxpayer identification number and provide certain other information by completing the substitute Form W-9 included in the Letter of Transmittal. Foreign stockholders may be required to submit Form W-8, certifying non-United States status, in order to avoid backup withholding. See Instruction 11 and 12 of the Letter of Transmittal.

      Each stockholder should consult his own tax advisor as to whether such stockholder is subject to or exempt from federal income tax withholding. For a discussion of certain other federal income tax consequences to tendering stockholders, see Section 11.

      Book Entry Delivery. The Depositary will establish an account with respect to the Shares at each of the Book Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book Entry Transfer Facility's system may make book entry delivery of the Shares by causing such facility to transfer such Shares into the Depositary's account in accordance with such facility's procedure for such transfer. Even though delivery of Shares may be effected through book entry transfer into the Depositary's account at one of the Book Entry Transfer Facilities, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. Delivery of the Letter of Transmittal and any other required documents to one of the Book Entry Transfer Facilities does not constitute delivery to the Depositary.

      Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates are not immediately available (or the procedures for book entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

          (a)  such tender is made by or through an Eligible Institution;

          (b) the Depositary receives (by hand, mail, telegram or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (indicating the price at which the Shares are being tendered), including a guarantee by an Eligible Institution in the form set forth in such Notice; and

          (c) the certificates for all tendered Shares in proper form for transfer (or confirmation of book entry transfer of such Shares into the Depositary's account at one of the Book Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within five business days after the date the Depositary receives such Notice of Guaranteed Delivery.

      Savings Plan. As of January 28, 1997, the Company's 401(k) Employee Savings Plan (the "Savings Plan") owned 43,312 Shares, all of which were allocated to the RehabCare Stock Fund for the benefit of the Savings Plan participants. Shares representing a participant's proportional interest in the RehabCare Stock Fund will, subject to the limitations of the Employee Retirement Income Security Act of 1974, as amended, and applicable regulations thereunder ("ERISA"), be tendered by the Trustee of the Savings Plan, in the sole discretion of the Trustee in accordance with the Trustee's exercise of its fiduciary duties. There is no assurance that the Trustee will determine to tender any Shares currently held in the Savings Plan and, if the Trustee determines to tender, the number of Shares that the Trustee will tender.

      The portion of the proceeds, if any, received by the Trustee on account of Shares purchased from the Savings Plan in the Offer that is attributable to a participant's contributions to the Savings Plan will be reinvested by the Trustee in the RehabCare Stock Fund.

      Under ERISA, the Company will be prohibited from purchasing any Shares from the Savings Plan (including Shares allocated to the accounts of participants) if the Purchase Price is less than the prevailing market price of the Shares on the date the Shares are accepted for payment pursuant to the Offer. If Shares tendered from the Savings Plan would have been accepted pursuant to the terms of the Offer except for this prohibition, such Shares shall automatically be deemed to be properly withdrawn.

      Any Shares tendered from the Savings Plan but not purchased will be returned to the Savings Plan and reallocated to participants' accounts.

      Tendering Stockholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to the Company that (a) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated by the Securities and Exchange Commission (the "Commission") under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender and at the end of the proration period, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and conditions of the Offer.

      Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which would, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares of any particular stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

      4.  WITHDRAWAL RIGHTS.  Except as otherwise provided in this
Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, Eastern Time, on February 28, 1997.

      To be effective, a notice of withdrawal must be in written, telegraphic, telex or facsimile transmission form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the name of the registered holder, if different, the number of Shares tendered and the number of Shares to be withdrawn. Prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares withdrawn by an Eligible Institution). None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding.

      Withdrawals may not be rescinded and any Shares withdrawn will thereafter be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered prior to the Expiration Date by again following one of the procedures described in Section 3.

      If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company for ten business days after the Expiration Date, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

      Participants in the Savings Plan should follow the procedures for withdrawal included in the letter furnished to such participants by the Trustee.

      5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.  The
Company intends to select the lowest Purchase Price, not less than $20 nor in excess of $22 1/2, that will enable it to purchase 925,000 Shares (or such lesser number of Shares as are properly tendered) pursuant to the Offer. For purposes of the Offer, the Company will be deemed to have purchased Shares which are tendered at or below the Purchase Price and not withdrawn (subject to the proration provisions of the Offer) when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Subject to the terms and conditions of the Offer, the Company will purchase and pay for 925,000 Shares (or such lesser number of Shares as are properly tendered) pursuant to the Offer and not withdrawn as permitted in Section 4 as soon as practicable after the Expiration Date. The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date, but in any event does not expect to be able to announce the final results of such proration and commence payment for Shares purchased until at least ten business days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book entry transfer, such Shares will be credited to the account maintained with one of the Book Entry Transfer Facilities by the participant therein who delivered such Shares) to the tendering stockholder at the Company's expense as promptly as practicable after the Expiration Date. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

      The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

      ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO

THE OFFER. SEE SECTION 3. ALSO SEE SECTION 11 REGARDING CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

      6. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer and may postpone the acceptance for payment of, the purchase of and the payment for Shares tendered, if at any time on or after January 31, 1997 and prior to the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company's sole judgment in any such case and regardless of the circumstances (including any action or any omission to act by the Company), makes it inadvisable to proceed with the Offer or with such payment or purchase:

          (a) there shall have been proposed (including any proposal or pending legislation in existence as of the date hereof) or enacted into law legislation that would materially increase the after-tax cost of the Offer or the transactions contemplated thereby; or

          (b) there shall have been any action threatened, pending or taken, or any law, statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable to the Offer, by any court or any government or governmental, regulatory or administrative agency or authority (federal, state, local or foreign) or tribunal, domestic or foreign, which, in the sole judgment of the Company, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit the consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares or
      (iii) materially impair the contemplated benefits of the Offer to the Company; or

          (c) there shall have occurred any of the following events: (i) the commencement of any state of war, armed hostilities, international crisis or international emergency, or crisis directly or indirectly involving the United States, (ii) the declaration of any banking moratorium or suspension of payments by banks in the United States or any limitation on the extension of credit by lending institutions in the United States, (iii) any general suspension of trading or limitation of prices for securities on any securities exchange or in the over-the-counter market in the United States, (iv) any significant decrease in the market price of the Shares or in the general level of market prices of equity securities in the United States or abroad, (v) any change in the general political, market, economic or financial conditions in the United States or abroad that would have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares or that, in the reasonable judgment of the Company, makes it inadvisable to proceed with the Offer or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the sole judgment of the Company, a material acceleration or worsening effect thereof; or

          (d) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than five percent of the outstanding Shares, other than acquisitions solely for bona fide arbitrage purposes and other than as disclosed in a Schedule 13D or 13G on file with the Commission on January 31, 1997, or (iii) any such person or group which, prior to January 31, 1997, had filed such a Schedule with the Commission thereafter has acquired or proposed to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of an additional one percent or more of the Shares or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of an additional one percent or more of the Shares; or

          (e) the Company does not obtain sufficient borrowings under the Credit Facility (as defined in Section 7 below); or

          (f) there shall have occurred any event which, in the sole judgment of the Company, has resulted in an actual or threatened material adverse change in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company or which may adversely affect the value of the Shares.

      The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. Any determination by the Company concerning the events described above will be final and binding.

      7. SOURCE AND AMOUNT OF FUNDS. Assuming that the Company purchases 925,000 Shares pursuant to the Offer at a price not less than $20 nor in excess of $22 1/2 per Share, the cost to the Company (including all fees and expenses relating to the Offer, but excluding interest expense on any funds borrowed to finance such purchase of the Shares) is estimated to be between approximately $130,000 and $150,000. The Company presently intends that funds for the purchase of the Shares pursuant to the Offer and the payment of related fees and expenses will be provided from a combination of
(i) the Company's available cash and cash equivalents and retained earnings, and (ii) secured borrowings. At November 30, 1996, the Company had cash, cash equivalents and marketable securities of approximately $6.4 million.
The Company has obtained a commitment to secure borrowings under a $45 million senior credit facility, expiring February 2002 (the "Credit Facility"). The Credit Facility will be comprised of a $25,000,000 term loan and a $20,000,000 revolving credit facility and will be provided to the Company by a syndicate of financial institutions, with The Boatmen's National Bank of St. Louis as agent (the "Senior Lender"). The Credit Facility will be secured by a first priority, senior security interest in and lien upon all of the real and personal property of the Company and its subsidiaries. A copy of the Credit Facility is filed as Exhibit (b)(1) to the Schedule 13e-4 and is incorporated herein by reference. The Company anticipates that the borrowings under the Credit Facility used to purchase the Shares will bear interest, at the Company's option, of either the London Interbank Offered Rates plus 1.25% to 2.0%, or at the Bank's Corporate Base Rate, or a combination of the two, such rates being dependent on the ratio of the Company's indebtedness to operating cash flow.

      The Credit Facility includes representations and warranties, covenants, events of default and other terms customary to financings of this type.

      The Company intends to repay the borrowings used to purchase the Shares pursuant to the Offer through, depending on business and market conditions, internally generated funds, public or private offerings of securities, additional bank borrowings or other financings, or such combination of the foregoing as the Company may deem appropriate. See "Summary Consolidated Pro Forma Financial Information" for further information concerning the assumed cost of funds for the Offer.

      8. CERTAIN INFORMATION CONCERNING THE COMPANY. The Company is based in St. Louis, Missouri and is a leading provider of acute rehabilitation, subacute, outpatient and temporary therapist staffing services on a contract basis in conjunction with over 750 hospitals, nursing homes and contract therapy companies in all 50 of the United States.

      The Company's principal executive offices are located at 7733 Forsyth Boulevard, Suite 1700, St. Louis, Missouri 63105, and the Company's telephone number is (314) 863-7422.

      Price Range of Shares. The Shares are traded principally on The Nasdaq National Market under the symbol "RHBC." The following table sets forth for the calendar quarters of the years indicated the high and low per Share sales prices on The Nasdaq National Market as reported in published financial sources.

                                             High         Low
                                             ----         ---
            1995
            ----

            1st Quarter                      14           11 1/4
            2nd Quarter                      14 5/8       12 1/4
            3rd Quarter                      15 3/4       13 1/2
            4th Quarter                      19 5/8       12 7/8

            1996
            ----

            1st Quarter                      19 1/2       15 1/8
            2nd Quarter                      18           14 3/4
            3rd Quarter                      18 7/8       15 1/4
            4th Quarter                      20 1/8       17

            1997
            ----

            1st Quarter                      20 3/4       19 3/8
            (through January 28, 1997)

On January 28, 1997, the last practicable trading day prior to the announcement and commencement of the Offer, the closing per Share sales price as reported on The Nasdaq National Market was $19 1/2. THE COMPANY URGES STOCKHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

      Summary Historical Consolidated Financial Information. Set forth below is certain summary historical consolidated financial information with respect to the Company, excerpted or derived from the audited financial statements as of and for the fiscal years ended the last day of February 1996 and 1995 which are contained in the Company's Annual Report on Form 10-K for the year ended February 29, 1996, and from the unaudited financial statements as of and for the nine months ended November 30, 1996 and 1995 which are contained in the Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1996. The Company recently announced a change in its fiscal year end from the last day of February to December 31, commencing for the fiscal year beginning on March 1, 1996 and ending December 31, 1996. In the opinion of management, the unaudited financial statements for the nine months ended November 30, 1996 and 1995 reflect all adjustments necessary for a fair statement of the results of operations for the interim periods. However, the results of operations for any interim period are not necessarily indicative of results for the full year. The summary historical consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to the consolidated financial statements and related notes included in such reports. Copies of these reports may be inspected or obtained at the offices of the Commission in the manner set under "Additional Information" below.

                                                NINE MONTHS ENDED                               YEAR ENDED LAST
                                             NOVEMBER 30 (UNAUDITED)                            DAY OF FEBRUARY
                                        --------------------------------                --------------------------------
                                          1996                    1995                    1996                    1995
                                          ----                    ----                    ----                    ----
                                                       (IN THOUSANDS EXCEPT PER SHARE AND RATIO AMOUNTS)
Statements of Earnings Data

 Operating revenues                     $ 93,407                $ 66,883                $ 89,377                $ 83,210

 Costs and expenses:
   Operating expenses                     66,383                  49,076                  65,487                  62,912
   General and administrative             15,110                   8,612                  11,202                   9,601
   Depreciation and
   amortization                            2,460                   1,805                   2,412                   2,166
                                        --------                --------                --------                --------
     Total costs and expenses             83,953                  59,493                  79,101                  74,679
                                        --------                --------                --------                --------

 Operating earnings                        9,454                   7,390                  10,276                   8,531

 Interest income                             137                     192                     344                     112
 Interest expense                         (1,101)                   (591)                   (759)                   (699)
 Other income (expense)                       11                      13                      26                     (25)
                                        --------                --------                --------                --------
 Earnings before income taxes              8,501                   7,004                   9,887                   7,919

 Income taxes                              3,422                   2,857                   4,009                   3,184
                                        --------                --------                --------                --------
 Net earnings                           $  5,079                $  4,147                $  5,878                $  4,735
                                        ========                ========                ========                ========
 Net earnings per common and
 common equivalent share:
   Primary                              $   1.03                $    .90                $   1.26                $   1.05
                                        ========                ========                ========                ========
   Assuming full dilution               $   1.00                $    .87                $   1.23                $   1.05
                                        ========                ========                ========                ========
 Weighted average number of
 common and common equivalent
 shares outstanding:
   Primary                                 4,913                   4,588                   4,650                   4,464
   Assuming full dilution                  5,243                   4,758                   4,775                   4,521

 Ratio of earnings to
 fixed charges<F1>                          8.72                   12.85                   14.03                   12.33

------------------------

<F1> The ratios of earnings to fixed charges were computed by dividing earnings before fixed charges by the fixed charges. Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense.


                                               NOVEMBER 30,              LAST DAY OF
                                               (UNAUDITED)                FEBRUARY
                                        ------------------------  ------------------------
                                            1996         1995         1996         1995
                                            ----         ----         ----         ----
                                         (IN THOUSANDS EXCEPT PER SHARE AND RATIO AMOUNTS)
Balance Sheet Data

  Assets:
   Cash and cash equivalents              $  1,076     $  3,331     $  6,174     $  3,226
   Marketable securities                     5,279        4,000        4,495           --
   Accounts receivable                      21,884       12,017       10,847       12,916
   Deferred tax asset                        1,513        1,954        1,596        1,549
   Other current assets                        532          598          473          239
                                          --------     --------     --------     --------
     Total current assets                   30,284       21,900       23,585       17,930
   Equipment, net                            3,057        1,547        1,601        1,664
   Excess of net assets
   acquired, net                            45,114       27,077       27,085       27,635
   Other assets                              6,403        5,029        4,795        5,604
                                          --------     --------     --------     --------
     Total assets                         $ 84,858     $ 55,553     $ 57,066     $ 52,833
                                          ========     ========     ========     ========

  Liabilities and Stockholders Equity:
   Payables and accruals                  $ 20,486     $ 11,950     $ 11,767     $ 12,470
   Other non-current liabilities             1,914        1,266        1,370          810
   Long-term debt                           14,500        5,625        5,032        7,122
   Stockholders' equity                     47,958       36,712       38,897       32,431
                                          --------     --------     --------     --------
     Total liabilities and
     stockholders' equity                 $ 84,858     $ 55,553     $ 57,066     $ 52,833
                                          ========     ========     ========     ========
  Book value per common share             $  10.24     $   8.19     $   8.61     $   7.26

      Summary Unaudited Consolidated Pro Forma Financial Information. The following summary unaudited consolidated pro forma financial information of the Company as of and for the fiscal year ended February 29, 1996 and as of and for the nine months ended November 30, 1996 sets forth the Company's historical financial information as adjusted to give effect to the purchase of 925,000 Shares pursuant to the Offer on the terms described in Section 1 at a purchase price of $20 per Share and $22 1/2 per Share, the minimum and maximum possible Share Purchase Prices. The statement of earnings data give effect to the purchase of Shares pursuant to the Offer as if it had occurred at the beginning of each period presented. The balance sheet data give effect to the purchase of Shares pursuant to the Offer as if it had occurred as of the date of the respective balance sheets. The summary unaudited consolidated pro forma statements of earnings and unaudited consolidated pro forma balance sheets assume that the purchase of the shares was funded by the Company's term and revolving credit facilities at an annualized interest rate of 8%. Debt issuance costs were estimated at $487,000 and are amortized over five years. The costs of the repurchase are estimated at $150,000. Debt issuance and repurchase costs were assumed funded with cash and cash equivalents with an annual yield of 5%. The provision for income taxes related to the pro forma adjustments has been adjusted at an estimated effective tax rate of 38%. The summary unaudited consolidated pro forma financial information should be read in conjunction with the summary historical consolidated financial information and accompanying notes and audited and unaudited financial statements and related notes contained in the Company's Annual Report on Form 10-K for the year ended February 29, 1996 and Quarterly Report on Form 10-Q for the quarter ended November 30, 1996. The summary unaudited consolidated pro forma financial information does not purport to be indicative of the results that would actually have been attained had the purchases of the Shares been completed at the dates indicated or that may be attained in the future.

                                                   NINE MONTHS ENDED
                                                   NOVEMBER 30, 1996
                                           ----------------------------------
                                                        AT $20.00   AT $22.50
                                                        PURCHASE    PURCHASE
                                           HISTORICAL     PRICE       PRICE
                                           ----------   ---------   ---------
                                            (IN THOUSANDS EXCEPT PER SHARE
Statements of Earnings Data                       AND RATIO AMOUNTS)

   Operating revenues                       $ 93,407    $ 93,407    $ 93,407

   Costs and expenses:
     Operating expenses                       66,383      66,383      66,383
     General and administrative               15,110      15,110      15,110
     Depreciation and amortization             2,460       2,460       2,460
                                            --------    --------    --------
       Total costs and expenses               83,953      83,953      83,953
                                            --------    --------    --------

   Operating earnings                          9,454       9,454       9,454
   Net interest expense                          953       2,175       2,314
                                            --------    --------    --------
   Earnings before income taxes                8,501       7,279       7,140

   Income taxes                                3,422       2,958       2,905
                                            --------    --------    --------

   Net earnings                             $  5,079    $  4,321    $  4,235
                                            ========    ========    ========

   Net earnings per common
   and common equivalent share:
     Primary                                $   1.03    $   1.08    $   1.06
                                            ========    ========    ========
     Assuming full dilution                 $   1.00    $   1.04    $   1.02
                                            ========    ========    ========

   Weighted average number of common and
   common equivalent shares outstanding:
     Primary                                   4,913       3,988       3,988
     Assuming full dilution                    5,243       4,318       4,318

   Ratios of earnings to fixed charges          8.72        4.17        3.93

                                                   NOVEMBER 30, 1996
                                           ----------------------------------
                                                        AT $20.00   AT $22.50
                                                        PURCHASE    PURCHASE
                                           HISTORICAL     PRICE       PRICE
                                           ----------   ---------   ---------
                                            (IN THOUSANDS EXCEPT PER SHARE
Balance Sheet Data                                AND RATIO AMOUNTS)
   Assets:
     Cash and cash equivalents              $  1,076    $    439    $    439
     Marketable securities                     5,279       5,279       5,279
     Accounts receivable                      21,884      21,884      21,884
     Deferred tax asset                        1,513       1,513       1,513
     Other current assets                        532         532         532
                                            --------    --------    --------
       Total current assets                   30,284      29,647      29,647
     Equipment, net                            3,057       3,057       3,057
     Excess of net assets acquired, net       45,114      45,114      45,114
     Other assets                              6,403       6,890       6,890
                                            --------    --------    --------
       Total assets                         $ 84,858    $ 84,708    $ 84,708
                                            ========    ========    ========

   Liabilities and Stockholders' Equity:
     Payables and accruals                  $ 20,486    $ 21,486    $ 21,486
     Other non-current liabilities             1,914       1,914       1,914
     Long-term debt                           14,500      32,000      34,313
     Stockholders' equity                     47,958      29,308      26,995
                                            --------    --------    --------
       Total liabilities and stockholders'
         equity                             $ 84,858    $ 84,708    $ 84,708
                                            ========    ========    ========

   Book value per common share              $  10.24    $   7.80    $   7.18

                                                      YEAR ENDED
                                                   FEBRUARY 29, 1996
                                           ----------------------------------
                                                        AT $20.00   AT $22.50
                                                        PURCHASE    PURCHASE
                                           HISTORICAL     PRICE       PRICE
                                           ----------   ---------   ---------
                                            (IN THOUSANDS EXCEPT PER SHARE
Statements of Earnings Data                       AND RATIO AMOUNTS)

   Operating revenues                       $ 89,377    $ 89,377    $ 89,377

   Costs and Expenses:
     Operating expenses                       65,487      65,487      65,487
     General and administrative               11,202      11,202      11,202
     Depreciation and amortization             2,412       2,412       2,412
                                            --------    --------    --------
       Total costs and expenses               79,101      79,101      79,101
                                            --------    --------    --------

   Operating earnings                         10,276      10,276      10,276
   Net interest expense                          389       2,018       2,203
                                            --------    --------    --------
   Earnings before income taxes                9,887       8,258       8,073

   Income taxes                                4,009       3,391       3,320
                                            --------    --------    --------

   Net earnings                                5,878       4,867       4,753
                                            ========    ========    ========

   Net earnings per common
   and common equivalent share:
     Primary                                $   1.26    $   1.31    $   1.28
                                            ========    ========    ========
     Assuming full dilution                 $   1.23    $   1.26    $   1.23
                                            ========    ========    ========

   Weighted average number of common and
   common equivalent shares outstanding:
     Primary                                   4,650       3,725       3,725
     Assuming full dilution                    4,775       3,850       3,850

   Ratios of earnings to fixed charges         14.03        4.51        4.18

                                                   FEBRUARY 29, 1996
                                           ----------------------------------
                                                        AT $20.00   AT $22.50
                                                        PURCHASE    PURCHASE
                                           HISTORICAL     PRICE       PRICE
                                           ----------   ---------   ---------
                                            (IN THOUSANDS EXCEPT PER SHARE
Balance Sheet Data                                AND RATIO AMOUNTS)
   Assets:
     Cash and cash equivalents              $  6,174    $  5,537    $  5,537
     Marketable securities                     4,495       4,495       4,495
     Accounts receivable                      10,847      10,847      10,847
     Deferred tax asset                        1,596       1,596       1,596
     Other current assets                        473         473         473
                                            --------    --------    --------
       Total current assets                   23,585      22,948      22,948
     Equipment, net                            1,601       1,601       1,601
     Excess of net assets acquired, net       27,085      27,085      27,085
     Other assets                              4,795       5,282       5,282
                                            --------    --------    --------
       Total assets                         $ 57,066    $ 56,916    $ 56,916
                                            ========    ========    ========

   Liabilities and Stockholders' Equity:
     Payables and accruals                  $ 11,767    $ 12,767    $ 12,767
     Other non-current liabilities             1,370       1,370       1,370
     Long-term debt                            5,032      22,532      24,845
     Stockholders' equity                     38,897      20,247      17,934
                                            --------    --------    --------
       Total liabilities and stockholders'
         equity                             $ 57,066    $ 56,916    $ 56,916
                                            ========    ========    ========

Book value per common share                 $   8.61    $   5.64    $   4.99

   Additional Information.

   The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. The Company has also filed an Issuers Tender Offer Statement on Schedule 13e-4 with the Commission, which includes certain additional information relating to the Offer. Such reports, proxy statements and other information are available for inspection at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the regional offices of the Commission, located at Suite 1300, Seven World Trade Center, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials may also be obtained from the Public Reference Section of the Commission 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the Commission's World Wide Web site on the Internet at http://www.sec.gov.

   Upon either written or oral request, any person receiving a copy of this Offer to Purchase may obtain from the Company, without charge, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Offer to Purchase incorporates). Written requests should be directed to: Investor Relations, RehabCare Group, Inc., 7733 Forsyth Boulevard, St. Louis, Missouri 63105 (telephone number
(314) 863-7422).

   The following documents filed with the Commission pursuant to applicable statutes are incorporated herein by reference:

   (1) The Company's Annual Report on Form 10-K for the fiscal year ended February 29, 1996;

   (2)  The Company's Current Report on Form 8-K, dated January 27, 1997;

   (3) The Company's Quarterly Report on Form 10-Q for the quarter ended May 30, 1996;

   (4) The Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1996;

   (5) The Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1996;

   (6) The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating such description; and

   (7) The description of the Company's Preferred Stock Purchase Right Plan contained in the Company's Registration Statement on Form 8-A, dated September 22, 1992, including any amendment or report filed for the purpose of updating such descriptions.

   All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Offer to Purchase and prior to the filing of a post-effective amendment which indicates that all such securities offered hereby have been sold or which deregisters all securities then remaining to be sold shall be deemed incorporated by reference into this Offer to Purchase and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this Offer to Purchase shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

   9.  BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE
OFFER. The Board of Directors believes the Company's financial condition, outlook for continuing favorable cash generation and available credit facilities will allow it to reinvest in the business and to use its excess cash and debt capacity to fund the Offer. The Board of Directors believes that the purchase of Shares is an attractive use of the Company's financial resources and that the use of cash and borrowing to fund the Offering will result in a more efficient capital structure for the Company. Accordingly, the Board believes the Offer is consistent with the Company's long-term corporate goal of increasing stockholder value. Following completion of the repurchase, the Company will have ready access to sources of capital sufficient to fund investments in the business, including through attractive acquisition opportunities. At the same time, the Offer provides the Company's stockholders with the opportunity to sell a portion of their Shares (without the usual transaction costs associated with open-market sales), while retaining a continuing equity interest in the Company if they so desire.

   The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to stockholders than the terms of the Offer. However, Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least 10 business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the Company's business and financial position and general economic and market conditions. Except as disclosed in this Offer to Purchase or in the documents incorporated by reference herein, the Company has no current plans or proposals which relate to or would result in any extraordinary corporate transaction involving the Company, such as a merger, a reorganization, a sale or transfer of a material amount of its assets, a change in its present Board of Directors or management, any change in its policy of paying dividends, a material change in its indebtedness or capitalization, a material change in its Certificate of Incorporation or By-laws, any other material change in its business or corporate structure, or a change which would cause the Shares to become eligible for termination of registration under the Exchange Act, or any action similar to any of the foregoing.

   THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER ALL OR ANY PORTION OF THEIR SHARES, OR AS TO THE PRICE AT WHICH THEY SHOULD TENDER. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED.

   THE COMPANY MAKES NO REPRESENTATION AS TO THE CURRENT FAIR
MARKET VALUE OF THE SHARES OR ITS RELATION TO THE RANGE OF
PURCHASE PRICES IN THE OFFER.

   The reduction in the number of outstanding Shares pursuant to the Offer will increase the interests in the Company of holders of Company's Common Stock and of stockholders whose Shares are not tendered or not purchased in the Offer, including such persons' interests in the Company's earnings.
After consummation of the Offer, future increases or declines in earnings per share will be greater because of the decreased number of Shares outstanding. In addition, to the extent the purchase of Shares pursuant to the Offer results in a reduction in the number of stockholders of record, the costs to the Company for services to stockholders will be reduced. The Company's purchase of the Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of stockholders. The Company anticipates that there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares.

   Based upon published guidelines of The Nasdaq National Market, the Company believes that its purchase of Shares pursuant to the Offer will not cause its remaining Shares to be delisted from The Nasdaq National Market. The Shares are currently "margin securities" under the rules of the Federal Reserve Board. Such designation has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the purchase of the Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin requirements.

   Any Shares acquired by the Company pursuant to the Offer will be cancelled and will be available for issuance by the Company without further stockholder action except as required by applicable law. Such Shares could be issued in connection with the acquisition of other businesses, the raising of additional capital for use in the Company's business, the distribution of stock dividends and the implementation of employee stock benefit programs.

   The Shares are registered under the Exchange Act, which requires that the Company furnish certain information to its stockholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that the purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

   10.  TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.  As of
January 28, 1997, the Company's directors and executive officers as a group beneficially owned (including Shares issuable upon the exercise of options exercisable within 60 days) an aggregate of 877,375 Shares, which was approximately 14.80% of the outstanding Shares, including Shares issuable upon the exercise of options exercisable within 60 days. If the Company purchases 925,000 Shares pursuant to the Offer and no executive officer or director tenders Shares pursuant to the Offer, then after the purchase of Shares pursuant to the Offer, the Company's executive officers and directors as a group would beneficially own approximately 17.50% of the outstanding Shares, including Shares issuable upon the exercise of options exercisable within 60 days. The Company has been advised that no director or executive officer intends to tender any Shares pursuant to the Offer.

   Based upon the Company's records and upon information provided to the Company by its directors, executive officers and affiliates, neither the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company, nor any associates of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to the date hereof.

   Neither the Company nor, to the best of the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint venture, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

   11. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a general summary of the material United States federal income tax ("federal income tax") consequences of participating in the Offer and does not purport to be a complete analysis or listing of all potential tax considerations or consequences relevant to a decision whether to participate in the Offer. The discussion does not address all aspects of federal income taxation that may be applicable to stockholders in light of their status or personal investment circumstances, nor does it address the federal income tax consequences of the Offer that are applicable to stockholders subject to special federal income tax treatment including (without limitation) foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation, and persons who hold their Shares as part of a "straddle," "hedge" or "conversion transaction."
In addition, the discussion does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than those pertaining to the federal income tax. AS A RESULT, EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO
DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH
STOCKHOLDER. The discussion assumes that shares of Shares are held as capital assets (within the meaning of Section 1221 of the Code) at the Effective Time.

   A sale of Shares pursuant to the Offer will be a taxable transaction. Provided that a sale of Shares in return for the Purchase Price does not have the effect of the distribution of a dividend, a stockholder will realize gain or loss for federal income tax purposes in an amount equal to the difference between (x) the Purchase Price and (y) such stockholder's tax basis for the Shares surrendered in exchange therefor. Any such gain or loss will be recognized for federal income tax purposes, and will be treated as capital gain or loss. However, if a sale of Shares does have the effect of the distribution of a dividend, the amount of taxable income recognized generally will equal the amount of the Purchase Price received; such gain generally will be taxable as a dividend; and no loss (or other recovery of such stockholder's tax basis for the Shares surrendered in the exchange) will be recognized by such stockholder.

   The determination of whether a sale of Shares pursuant to the Offer has the effect of the distribution of a dividend will be made in accordance with the provisions and limitations of Section 302 of the Code, taking into account the constructive ownership rules of Section 318 of the Code. A sale of Shares to the Company pursuant to the Offer will be considered not to have the effect of the distribution of a dividend under Section 302 of the Code only if the sale (i) results in a "complete redemption" of Shares actually and constructively owned by such stockholder, (ii) results in a "substantially disproportionate" reduction of the percentage of Shares actually and constructively owned by such stockholder, or (iii) is "not essentially equivalent to a dividend." Under the constructive ownership rules of Section 318 of the Code, a stockholder will be deemed to own stock that is actually owned, and in some cases constructively owned, by certain members of his or her family (spouse, children, grandchildren, and parents) and other related parties including, for example, certain entities in which such stockholder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such stockholder (or a related person) has the right to acquire upon exercise of an option or conversion right. Moreover, Shares sold or acquired by a stockholder or a related party in transactions contemporaneous with the Offer may be taken into account in determining whether the stockholder satisfies any of these tests.

   A sale of Shares pursuant to the Offer will result in a "complete redemption" of a stockholder's interest and such stockholder will recognize capital gain or loss if such stockholder does not actually or constructively own any Shares after the completion of the Offer. If a stockholder's sale of Shares pursuant to the Offer includes all Shares actually owned by the stockholder but the stockholder constructively owns Shares held by family members after the Offer, such stockholder nevertheless may qualify for "complete redemption" treatment if such stockholder is eligible under the provisions of Section 302(c) of the Code to elect to disregard Shares owned by family members. Stockholders in this position should consult their tax advisors as to the availability and manner of such an election.

   A sale of Shares pursuant to the Offer will result in a "substantially disproportionate" reduction in a stockholder's interest and such stockholder's recognized gain will be capital if the percentage of outstanding Shares actually and constructively owned by such stockholder after the completion of the Offer is less than four-fifths (i.e., 80%) of
                                                            ----
the percentage of outstanding Shares actually and constructively owned by such stockholder immediately prior to the Offer.

   A sale of Shares pursuant to the Offer will not be "essentially equivalent to a dividend" and such stockholder's recognized gain will be capital if the sale of Shares results in a meaningful reduction in the percentage of outstanding shares actually and constructively owned by such stockholder. No specific tests apply to determine whether a reduction in a stockholder's ownership interest is meaningful; rather, such determination will be made based on all the facts and circumstances applicable to such stockholder. No general guidelines dictating the appropriate interpretation of facts and circumstances have been announced by the courts or issued by the Internal Revenue Service (the "Service"). However, the Service has indicated in Revenue Ruling 76-385 that a minority stockholder (i.e., a holder who
                                                   ----
exercises no control over corporate affairs and whose proportionate stock interest is minimal in relation to the number of shares outstanding) generally is treated as having had a "meaningful reduction" in interest if such holder's actual and constructive stock ownership is reduced by even a small amount.

   If any of the three tests described above is satisfied, the tendering stockholder will recognize capital gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer in exchange for the Shares and the stockholder's tax basis in the Shares sold. Such gain or loss must be determined separately for each block of Shares sold (i.e., Shares acquired at the same time in a single transaction) and will be long-term capital gain or loss if the Shares were held for more than one year. Long-term capital gains of individuals, estates and trusts currently are subject to federal income tax at the maximum statutory rate of 28%, which rate may be changed during 1997, possibly with retroactive effect.

   If none of the three tests described above is satisfied, the tendering stockholder generally will be treated as having received a dividend in an amount equal to the Purchase Price, if the Company has sufficient earnings and profits. The Company presently anticipates that its current and accumulated earnings and profits will be sufficient to cover the amount of all distributions pursuant to the Offer, if any, that are taxable as dividends. Dividend income of individuals, estates and trusts currently is subject to federal income tax at the maximum statutory rate of 39.6%, which rate may be changed during 1997, possibly with retroactive effect. To the extent that the purchase of Shares from any stockholder pursuant to the Offer is treated as a dividend, such stockholder's tax basis in any Shares which the stockholder retains after consummation of the Offer will be increased by the stockholder's tax basis in the Shares purchased pursuant to the Offer.

   Because the determination of whether a sale of Shares will be treated as having the effect of the distribution of a dividend will generally depend upon the facts and circumstances of each stockholder, stockholders are strongly advised to consult their own tax advisors regarding the tax consequences of participating in the Offer.

   In the case of a corporate stockholder, if the cash paid pursuant to the Offer is treated as a dividend, the dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations and may not be available if the corporate stockholder does not satisfy certain holding period requirements with respect to the Shares or if the Shares are treated as "debt-financed portfolio stock." If a dividends-received deduction is available, the dividend may be treated as an "extraordinary dividend," as defined by Section 1059 of the Code, in which case the corporate stockholder's tax basis in the Shares would be reduced (but not below zero) by the amount of any "extraordinary dividend," which is not taxed because of the dividends-received deduction. Any amount in excess of the corporate stockholder's tax basis for the Shares generally will be subject to tax on the sale or disposition of those Shares. Corporate stockholders should consult their tax advisors as to the availability of the dividends-received deduction and the application of
Section 1059 of the Code to the Offer.

   Each stockholder should be aware that his or her ability to satisfy the requirements of Code Section 302 may be affected by any proration pursuant to the Offer. Therefore, a stockholder can be given no assurance, even if he tenders all of his Shares, that the Company will purchase a sufficient number of such Shares to permit him to satisfy such requirements.

   SEE SECTION 3 WITH RESPECT TO THE APPLICATION OF BACKUP FEDERAL INCOME TAX WITHHOLDING.

   THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER TO CERTAIN STOCKHOLDERS AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH STOCKHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH STOCKHOLDER. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

   12. FEES AND EXPENSES. The Company has retained Cowen & Company ("Cowen") as its financial advisor and as Dealer Manager in connection with the Offer. For its services in connection with the Offer, Cowen will receive a fee of $50,000 plus $.06 for each Share purchased pursuant to the Offer (except for Shares held by Cowen's asset management group). The Company will also reimburse Cowen for reasonable out-of-pocket expenses relating to the Offer. The Company has agreed to indemnify Cowen against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

   The Company has retained Georgeson & Company Inc. to act as Information Agent and Boatmen's Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. Georgeson & Company Inc. and Boatmen's Trust Company will each receive reasonable and customary compensation for their respective services, will be reimbursed by the Company for their reasonable out-of-pocket expenses, including attorneys' fees, and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

   No fees or commissions will be payable to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent or the Depositary as described above) for soliciting holders of Shares pursuant to the Offer. The Company will, however, on request through the Information Agent, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials with respect to the Offer to the beneficial owners for which they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

   13. MISCELLANEOUS. The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company currently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

   The Offer is not being made to, nor will the Company accept tenders from, holders of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Company is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of such jurisdiction. However, the Company reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Company makes a good faith effort to comply with any state law deemed applicable to the Offer, if it cannot do so, the Company believes that the exclusion of holders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction that the securities or Blue Sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by Cowen as Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 which contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 8 with respect to information concerning the Company.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                    REHABCARE GROUP, INC.

January 31, 1997

      Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

                               The Depositary:

                           BOATMEN'S TRUST COMPANY

                              Telephone Number:
                               (800) 456-9852

                           Facsimile Transmission           By Hand or
        By Mail:                Copy Numbers:           Overnight Courier:
 Boatmen's Trust Company       (314) 466-2425        Boatmen's Trust Company
  Corporate Trust Dept.                               Corporate Trust Dept.
    510 Locust Street                                      Second Floor
     P.O. Box 14764                                     510 Locust Street
 St. Louis, MO  63178-4764    Confirm Facsimile        St. Louis, MO 63101
                                by Telephone:
                               (800) 456-9852
                                     or
                               (314) 466-2425

                           ----------------------

      Any questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the telephone number and location listed below. You may also contact the Dealer Manager or your broker, dealer, commercial bank or trust company for assistance concerning the Offer.


                     The Dealer Manager for the Offer is:

                               COWEN & COMPANY
                             One Financial Square
                           New York, New York  10005
                                (212) 495-8630
                                      or
                            (800) 221-5616 (#8630)


                    The Information Agent for the Offer is:

                            GEORGESON & COMPANY INC.
                               Wall Street Plaza
                           New York, New York 10005

                            ----------------------

                             For Information Call:

                        Banks and Brokers Call Collect:
                                (212) 440-9800

                                Call Toll Free:
                                1-800-223-2064